Exhibit 107

Calculation of Filing Fee Tables

Schedule TO-T

(Rule 14d-100)

ALBIREO PHARMA, INC.

(Name of Subject Company (Issuer))

ANEMONE ACQUISITION CORP.

(Offeror)

a wholly owned subsidiary of

ISPEN BIOPHARMACEUTICALS, INC.

(Offeror)

A wholly owned subsidiary of

IPSEN PHARMA SAS

(Offeror)

a wholly owned subsidiary of

IPSEN S.A.

(Offeror)

(Names of Filing Persons (identifying status as offeror, issuer or other person))

Table 1-Transaction Valuation

	Transaction Valuation*	Fee rate	Amount of Filing Fee**

Fees to Be Paid	$1,040,353,242.85	0.00011020	$114,646.93

Fees Previously Paid	$0		$0

Total Transaction Valuation	$1,040,353,242.85

Total Fees Due for Filing			$114,646.93

Total Fees Previously Paid			$0

Total Fee Offsets			$0

Net Fee Due			$114,646.93

*

Estimated solely for purposes of calculating the amount of the filing fee only. The transaction valuation was calculated as the sum of (i) 20,755,929 shares of common stock, par value $0.01 per share (the “Shares”), issued and outstanding of Albireo Pharma, Inc. a Delaware corporation (“Albireo”), multiplied by $44.13, the average of the high and low sales prices per Share on January 13, 2023, as reported by the Nasdaq Capital Market (which, for the purposes of calculating the filing fee only, shall be deemed to be the Reference Price), (ii) 22,483 Shares subject to purchase rights under Albireo’s 2018 Employee Stock Purchase Plan, multiplied by $44.13, (iii) 2,753,753 Shares issuable pursuant to outstanding stock options granted prior to January 8, 2023 (the “Cutoff Date”) with an exercise price less than $42.00, multiplied by $15.37, which is $42.00 minus the weighted average exercise price for such stock options of $26.63 per Share, (iv) 11,000 Shares issuable pursuant to outstanding stock options granted prior to the Cutoff Date with an exercise price that is equal to or more than the $42.00 and less than $52.00, multiplied by $8.35, which is $52.00 minus the weighted average exercise price for such stock options of $43.65 per Share, (v) 908,721 Shares issuable upon settlement of outstanding restricted stock units granted prior to the Cutoff Date, multiplied by $44.13, (vi) 926,250 Shares issuable upon settlement of outstanding restricted stock units granted on or following the Cutoff Date to certain management personnel, multiplied by $44.13 and (vii) 5,311 Shares underlying outstanding warrants, multiplied by $23.17, which is $42.00 minus the weighted average exercise price for such warrants of $18.83 per Share. The foregoing share figures have been provided by Albireo and are as of January 13, 2023, the most recent practicable date.

**

The amount of the filing fee was calculated in accordance with Rule 0-11 of the Securities Exchange Act of 1934, as amended, and Fee Rate Advisory #1 for fiscal year 2023 beginning on October 1, 2022, issued August 26, 2022, by multiplying the transaction value by 0.00011020.